NEWS BULLETIN

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:

A.C. Zucaro Chairman & CEO (312) 346-8100	Leslie Loyet Analysts/Investors (312) 640-6672 lloyet@frbir.com	Tim Grace Media Inquires (312) 640-6667 tgrace@frbir.com

FOR IMMEDIATE RELEASE	NYSE: ORI
THURSDAY, APRIL 24, 2008

OLD REPUBLIC’S EARNINGS DECLINE IN FIRST QUARTER 2008

CHICAGO - April 24, 2008 - Old Republic International Corporation (NYSE: ORI), today reported the following results for the first quarter of 2008:

Financial Highlights
(unaudited; amounts in millions except per share data and percentages)

	Quarters Ended March 31,
	2008	2007	Change
Operating Revenues	$950.7	$970.9	-2.1%
Net Operating Income (Loss)	(19.6)	105.8	-118.6
Net Income (Loss)	$(19.0)	$107.7	-117.7%
Diluted Earnings Per Share:
Net Operating Income (Loss)	$(0.08)	$0.45	-117.8%
Net Income (Loss)	(0.08)	0.46	-117.4
Cash Dividends Per Share	0.16	0.15	6.7
Book Value Per Share	$18.99	$19.33	-1.8%

Old Republic’s consolidated operating results, which exclude net realized investment gains, decreased significantly in this year’s first quarter. The reduced performance stemmed from ongoing weakness in the Company’s housing-related mortgage guaranty and title insurance lines. In management’s opinion, the substantial dislocations that have enveloped all businesses with housing and mortgage-lending exposures are likely to exert earnings pressures well into 2009.  These lowered expectations aside, the Company’s strong financial underpinnings and the earnings sustainability of its general insurance business should provide necessary earnings support and capital management flexibility for the resumption of positive operating trends in 2010 and beyond.

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Consolidated Results – The major components of Old Republic’s consolidated results were as follows for the periods shown:

Quarters Ended March 31,

2008	2007	Change

Operating revenues:
General insurance	$581.5	$589.7	-1.4%
Mortgage guaranty	172.4	139.4	23.7
Title insurance	167.1	217.2	-23.1
Corporate and other	29.6	24.5
Total	$950.7	$970.9	-2.1%
Pretax operating income (loss):
General insurance	$89.8	$102.9	-12.7%
Mortgage guaranty	(122.3)	48.3	-353.3
Title insurance	(12.6)	0.7	N/M
Corporate and other	4.6	0.6
Sub-total	(40.5)	152.6	-126.6
Realized investment gains (losses):
From sales	0.9	2.9
From impairments	-	-
Net realized investment gains	0.9	2.9
Consolidated pretax income (loss)	(39.6)	155.6	-125.5
Income taxes (credits)	(20.5)	47.8	-143.0
Net income (loss)	$(19.0)	$107.7	-117.7%

Consolidated underwriting ratio:
Benefits and claims ratio	76.6%	48.6%
Expense ratio	39.1	43.6
Composite ratio	115.7%	92.2%

Components of diluted earnings per share:
Net operating income (loss)	$(0.08)	$0.45	-117.8%
Net realized investment gains	-	0.01
Net income (loss)	$(0.08)	$0.46	-117.4%

Note: In this and all other tables and statements, dollar amounts are stated in millions, except per share data.
N/M = not meaningful

The above table shows both operating and net income to highlight the effects of realized investment gain or loss recognition and any non-recurring items on period-to-period comparisons. Operating income, however, does not replace net income computed in accordance with Generally Accepted Accounting Principles (“GAAP”) as a measure of total profitability.

The recognition of realized investment gains or losses can be highly discretionary and arbitrary due to such factors as the timing of individual securities sales, recognition of estimated losses from write-downs for impaired securities, tax-planning considerations, and changes in investment management judgments relative to the direction of securities markets or the future prospects of individual investees or industry sectors. Likewise, non-recurring items which may emerge from time to time, can distort the comparability of the Company’s results from period to period. Accordingly, management uses net operating income, a non-GAAP financial measure, to evaluate and better explain operating performance, and believes its use enhances an understanding of Old Republic’s basic business results.

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General Insurance Results – First quarter 2008 general insurance earnings were mainly affected by a slightly lower earned premium base and the higher claim ratio shown in the following table:
General Insurance Group

Quarters Ended March 31,

	2008	2007	Change
Net premiums earned	$512.7	$521.7	-1.7%
Net investment income	64.5	62.8	2.7
Pretax operating income	$89.8	$102.9	-12.7%

Claims ratio	69.9%	64.5%
Expense ratio	24.4	26.9
Composite ratio	94.3%	91.4%

Earned premiums trended lower in this year’s first three months.  A moderately declining rate environment for most commercial insurance prices in the past two years has precluded more positive additions to Old Republic’s premium base. For this year’s first quarter, the slightly lower top line was accompanied by an increase in the claims ratio to 69.9 percent from 64.5 percent in last year’s first quarter, versus an average of 66.8 percent for the five most recent calendar years. This year’s higher claims ratio was driven mostly by greater loss costs in Old Republic’s consumer credit indemnity line and, to a lesser extent, those of its general aviation and truck physical damage coverages.

Expense-wise, the ratio of 24.4 percent to earned premiums in the first three months of 2008 compared favorably with the 26.9 percent registered in last year’s first quarter, and the average of 24.8 percent for the five years ended in 2007. This most recent quarterly decline reflects temporary differences in volume contributions by insurance coverages experiencing varying year-over-year production volumes and expense content. Over the near term, however, these differences should attenuate and trend toward longer term averages.

General Insurance Group net investment income growth, up 2.7 percent for this year’s first quarter, was influenced by the combination of a greater invested asset base,  slightly higher market yields on fixed maturity securities, and lower dividend yields on equity holdings.

Mortgage Guaranty Results – A continued rise in claim costs, driven mainly by higher mortgage loan delinquencies and claim severity, overcame a strong double digit increase in net premiums earned for this year’s first three months. As a consequence, pretax operating results were unprofitable for the third consecutive quarter. Key indicators of this cyclical reversal in profitability for Old Republic’s second largest business segment are shown below and in the accompanying statistical exhibit.
Mortgage Guaranty Group

	Quarters Ended March 31,
	2008	2007	Change
Net premiums earned	$147.6	$118.0	25.1%
Net investment income	21.5	18.9	13.7
Pretax operating income (loss)	$(122.3)	$48.3	-353.3%

Claims ratio	181.1%	54.4%
Expense ratio	16.4	20.8
Composite ratio	197.5%	75.2%

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Mortgage guaranty premium growth of 25.1 percent in this year’s first quarter was mostly due to a 34.2 percent increase in traditional primary risk in force vis-à-vis the first quarter of 2007. Growth of risk in force was in turn driven by higher persistency of traditional primary business produced in prior years (78.3 percent for this year’s first quarter versus 73.7 percent in the same period of 2007), and a 70.3 percent year-over-year increase in new insurance written resulting from greater market acceptance of traditional primary mortgage guaranty insurance.

The unprecedented cyclical downturn in housing and related mortgage finance industries currently affecting this Old Republic segment, however, contributed to the above noted offsetting impact of claim costs. Such costs reflect the combination of unfavorable loan default trends, greater claim severity caused by the larger insured loan values of recent years, and lessened opportunities to mitigate reported claims. Inflated inventories of unsold homes, weakening home values, and a more restrictive credit environment are main causes for these lessened mitigation opportunities.

This year’s first quarter incurred loss ratio increased to 181.1 percent from 54.4 percent registered in the same period last year. By contrast the ratio of paid losses to earned premiums rose from 35.3 percent in the first quarter of 2007 to 55.0 percent in the latest quarter. The disparity between paid and incurred losses is caused by much greater claim reserve provisions which accounted for 126.1 loss ratio points in this year’s first quarter, compared to just 19.1 loss ratio points in the same quarter of 2007,  and 76.3 loss ratio points for all of 2007 when the incurred loss ratio rested at 118.8 percent.  As of March 31, 2008, net claims reserves of $831.0 million were approximately 206 percent higher than they were one year before, and 29 percent greater than the year end 2007 level.

Lower production and operating expenses, at 16.4 percent of net premiums earned for this year’s first three months, continued to be a bright spot in operating trends. The beneficial effect of this lower cost element on bottom line results, however, was offset by the more severe impact of greater claim costs. The combination of all these factors led to a rise in the composite ratio of claims and expenses to 197.5 percent in this year’s first quarter versus 75.2 percent in last year’s first three months, 194.6 percent in the final quarter of 2007, and 136.5 percent for all of 2007.

Underwriting results notwithstanding, Old Republic’s Mortgage Guaranty segment continued to post strong operating cash flows. These have been additive to a very liquid invested asset base which reached $1.91 billion as of March 31, 2008, up 21.1 percent from the level attained one year earlier. The greater invested asset base produced 13.7 percent more investment income for the quarter.

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Title Insurance Results – Old Republic’s title insurance business registered an operating loss for this year’s first quarter. Key indicators of its results are shown in the following table:
Title Insurance Group

Quarters Ended March 31,

	2008	2007	Change
Net premiums and fees earned	$160.7	$210.1	-23.5%
Net investment income	6.4	6.7	-4.3
Pretax operating income (loss)	$(12.6)	$0.7	N/M

Claims ratio	7.0%	6.0%
Expense ratio	104.5	96.8
Composite ratio	111.5%	102.8%

The ongoing cyclical downturn in the housing and related mortgage lending sectors of the U.S. economy led to further reductions of premiums and fees revenues for the title segment. Direct production facilities in the Western United States continued to sustain the greatest adverse effects of this downturn. While overall 2008 production and operating expenses dropped by 17.4 percent quarter over quarter, the decline was insufficient to counter the much larger reduction in title premium and fees revenues.

Corporate and Other Operations – The Company’s small life and health insurance business and the net costs associated with the parent holding company and internal services subsidiaries produced a greater gain in this year’s first quarter. Period-to-period variations in the results of these relatively minor elements of Old Republic’s operations usually stem from the volatility inherent to the small scale of its life and health business, fluctuations in the costs of external debt, and net interest on intra-system financing arrangements.

Cash, Invested Assets, and Shareholders’ Equity – The following table reflects Old Republic’s consolidated cash and invested assets as well as shareholders’ equity at the dates shown:
% Change

	March 2008	December 2007	March 2007	March ‘08/ Dec ‘07	March ‘08/ March ‘07
Cash and invested assets at fair value	$8,895.1	$8,924.0	$8,407.4	-0.3%	5.8%

Shareholders’ equity:
Total	$4,376.7	$4,541.6	$4,471.8	-3.6%	-2.1%
Per common share	$18.99	$19.71	$19.33	-3.7%	-1.8%

Composition of shareholders’ equity per share:
Equity before items below	$19.08	$19.31	$19.06	-1.2%	0.1%
Unrealized investment gains or losses and other accumulated comprehensive income	(0.09)	0.40	0.27
Total	$18.99	$19.71	$19.33	-3.7%	-1.8%

Consolidated cash flow from operating activities amounted to $199.3 million for the first three months of 2008 versus $197.1 million for the same period in 2007. Other than title insurance, each Old Republic segment remained cash flow - positive in this year’s first quarter. Excluding the effects of unrealized gains or losses, the cash and invested asset base grew by 1.6 percent to $8.94 billion between year-end 2007 and March 31st of this year, and by 8.0 percent for the fiscal twelve months ended on the latter date.

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The investment portfolio reflects a current allocation of approximately 85 percent to fixed-maturity securities and 8 percent to equities. As has been the case for many years, Old Republic’s invested assets are managed in consideration of enterprise-wide risk management objectives intended to assure solid funding of its subsidiaries’ long-term obligations to insurance policyholders and other beneficiaries.  Consequently, it contains little or no insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations (“CDO’s”), derivatives, junk bonds, or illiquid private equity investments. In a similar vein, the Company does not engage in hedging transactions nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous counter-party risk attributes.

Substantially all changes in the shareholders’ equity account for the periods reported upon reflect the registered earnings or losses, dividend payments, and changes in market valuations of invested assets. A summary of changes in book value per share follows:

	Three Months Ended March 31, 2008	Fiscal Twelve Months Ended March 31, 2008
Beginning book value per share	$19.71	$19.33
Changes in shareholders’ equity for the periods:
Net operating income (loss)	(0.08)	0.44
Net realized investment gains (losses)	-	0.19
Net unrealized investment gains (losses)	(0.48)	(0.50)
Cash dividends	(0.16)	(0.64)
Treasury stock acquired	-	0.01
Stock issuance, foreign exchange, and other transactions	-	0.16
Net change	(0.72)	(0.34)
Ending book value per share	$18.99	$18.99

Conference Call Information
Old Republic has scheduled a conference call at 3:00 p.m. EDT (2:00 p.m. CDT) today to discuss its first quarter 2008 performance and review major operating trends and business developments. To access this call, log on to www.oldrepublic.com 15 minutes before the call to download the necessary software.

Investors may access a replay of the call by dialing 888-203-1112, passcode 7858435, which will be available through May 1, 2008. The replay will also be available on Old Republic International’s website through May 24, 2008.

About Old Republic
Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, mortgage guaranty, and title insurance fields. One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $13.2 billion and shareholders’ equity of $4.3 billion or $18.99 per share. Its current stock market valuation is approximately $3.4 billion, or $14.94 per share.

The nature of Old Republic’s business demands that it be managed for the long run. For the 25 years ended in 2007, the Company’s total market return, with dividends reinvested, has grown at a compounded annual rate of 12.8 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 12.7 percent annual compound rate. During those years, Old

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 Republic’s shareholders’ equity account, inclusive of cash dividends, has risen at an average annual rate of 13.5 percent per share, and the regular cash dividend has grown at a 10.2 percent annual compound rate. According to the Winter 2008 edition of Mergent’s Dividend Achievers, Old Republic is one of just 117 companies, out of 10,000-plus publicly held corporations, that have posted at least 25 consecutive years of annual dividend growth.

Accompanying Financial Data:

•	Summary Financial Statements and Common Stock Statistics
•	Segmented Operating Summary
•	Segmented Operating Statistics
•	Notes and Safe Harbor Statement

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Old Republic International Corporation
Financial Summary (Unaudited)

	March 31,	December 31,	March 31,
FINANCIAL POSITION SUMMARY:	2008	2007	2007
Assets:
Cash and fixed maturity securities	$8,083.7	$7,900.3	$7,570.5
Equity securities	659.0	842.1	670.7
Other invested assets	152.3	181.6	166.1
Cash and invested assets	8,895.1	8,924.0	8,407.4
Accounts and premiums receivable	879.8	880.3	891.5
Federal income tax recoverable: current	-	6.2	-
Reinsurance balances recoverable	2,288.5	2,259.3	2,241.4
Prepaid federal income taxes	501.3	536.5	536.5
Sundry assets	684.9	684.0	694.8
Total	$13,249.7	$13,290.6	$12,771.9
Liabilities and Shareholders’ Equity:
Policy liabilities	$1,358.1	$1,372.4	$1,386.8
Benefit and claim reserves	6,465.3	6,231.1	5,593.2
Federal income tax payable: current	11.9	-	31.9
deferred	316.9	417.7	477.8
Debt	66.9	64.1	138.8
Sundry liabilities	653.6	663.5	671.3
Shareholders’ equity	4,376.7	4,541.6	4,471.8
Total	$13,249.7	$13,290.6	$12,771.9

	Quarters Ended		Fiscal Twelve Months Ended
INCOME STATEMENT SUMMARY:	March 31,		March 31,
	2008	2007	2008	2007
Net premiums and fees earned	$846.6	$869.8	$3,578.0	$3,426.5
Net investment income	95.2	91.5	383.6	350.4
Net realized investment gains	.9	2.9	68.3	14.4
Other income	8.8	9.4	38.7	33.7
Total revenues	951.6	973.9	4,068.7	3,825.2
Benefits and claims	648.3	422.3	2,392.2	1,596.5
Sales and other expenses	342.9	395.9	1,493.4	1,564.7
Total expenses	991.3	818.2	3,885.7	3,161.3
Revenues, net of expenses	(39.6)	155.6	183.0	663.8
Income taxes (credits)	(20.5)	47.8	37.4	208.6
Net income (loss)	$(19.0)	$107.7	$145.6	$455.2

COMMON STOCK STATISTICS (a):
Net income (loss): Basic	$(.08)	$.47	$.63	$1.97
Diluted	$(.08)	$.46	$.62	$1.95
Components of earnings per share:
Basic, net operating income (loss)	$(.08)	$.46	$.44	$1.93
Realized investment gains	-	.01	.19	.04
Basic net income (loss)	$(.08)	$.47	$.63	$1.97
Diluted, net operating income (loss)	$(.08)	$.45	$.43	$1.91
Realized investment gains	-	.01	.19	.04
Diluted net income (loss)	$(.08)	$.46	$.62	$1.95

Cash dividends on common stock	$.16	$.15	$.64	$.60
Book value per share			$18.99	$19.33
Common shares outstanding:
Average basic	230,495,852	231,388,190	231,017,058	231,072,058
Average diluted	230,495,852	233,614,450	233,365,369	233,442,028
Actual, end of period			230,512,566	231,398,391

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Old Republic International Corporation
Segmented Operating Summary (Unaudited)

Net							Pretax	Composite
Premiums	Net				Sales &		Operating	Under-
& Fees	Investment	Other	Operating	Benefits	Other	Total	Income	writing
Earned	Income	Income	Revenues	& Claims	Expenses	Expenses	(Loss)	Ratios

Quarter Ended March 31, 2008

General	$ 512.7	$ 64.5	$ 4.3	$ 581.5	$ 358.2	$ 133.4	$ 491.7	$ 89.8	94.3%
Mortgage	147.6	21.5	3.2	172.4	267.3	27.4	294.8	(122.3)	197.5
Title	160.7	6.4	-	167.1	11.3	168.5	179.8	(12.6)	111.5
Other	25.5	2.7	1.3	29.6	11.4	13.5	24.9	4.6	-
Consolidated	$ 846.6	$ 95.2	$ 8.8	$ 950.7	$ 648.3	$ 342.9	$ 991.3	$ (40.5)	115.7%

Quarter Ended March 31, 2007

General	$ 521.7	$ 62.8	$ 5.2	$ 589.7	$ 336.6	$ 150.0	$ 486.7	$ 102.9	91.4%
Mortgage	118.0	18.9	2.4	139.4	64.1	26.9	91.0	48.3	75.2
Title	210.1	6.7	.3	217.2	12.5	203.9	216.5	.7	102.8
Other	19.9	3.0	1.4	24.5	8.9	14.9	23.8	.6	-
Consolidated	$ 869.8	$ 91.5	$ 9.4	$ 970.9	$ 422.3	$ 395.9	$ 818.2	$ 152.6	92.2%

Fiscal Twelve Months Ended March 31, 2008

General	$ 2,146.1	$ 262.5	$ 21.1	$ 2,429.8	$ 1,483.0	$ 541.8	$ 2,024.9	$ 404.9	92.6%
Mortgage	547.8	81.6	11.9	641.4	819.0	103.5	922.5	(281.1)	166.2
Title	801.4	27.0	-	828.4	54.7	801.8	856.5	(28.1)	106.5
Other	82.6	12.4	5.6	100.6	35.4	46.1	81.6	19.0	-
Consolidated	$ 3,578.0	$ 383.6	$ 38.7	$ 4,000.4	$ 2,392.2	$ 1,493.4	$ 3,885.7	$ 114.7	107.1%

Fiscal Twelve Months Ended March 31, 2007

General	$ 1,963.8	$ 231.4	$ 16.1	$ 2,211.5	$ 1,294.4	$ 509.5	$ 1,803.9	$ 407.6	90.6%
Mortgage	453.2	74.0	10.7	538.0	211.7	109.6	321.4	216.6	68.5
Title	936.6	26.9	.6	964.2	55.1	884.9	940.0	24.1	100.2
Other	72.7	18.0	6.1	96.9	35.2	60.7	95.9	.9	-
Consolidated	$ 3,426.5	$ 350.4	$ 33.7	$ 3,810.7	$ 1,596.5	$ 1,564.7	$ 3,161.3	$ 649.3	90.6%

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Old Republic International Corporation
Segmented Operating Statistics

Quarters Ended	Fiscal Twelve Months Ended
March 31,	March 31,

	2008	2007	2008	2007
General Insurance:
Benefits and claims ratio	69.9%	64.5%	69.1%	65.9%
Expense ratio	24.4	26.9	23.5	24.7
Composite ratio	94.3%	91.4%	92.6%	90.6%

Paid loss ratio	63.5%	53.7%	57.8%	51.8%	(b)

Mortgage Guaranty:
New insurance written:
Traditional Primary	$7,866.9	$4,618.7	$35,089.9	$17,913.3
Bulk	3.5	3,935.7	6,868.2	14,395.5
Other	481.0	177.0	1,205.6	709.5
Total	$8,351.6	$8,731.6	$43,163.7	$33,018.4

Risk in force:
Traditional Primary			$19,747.0	$14,718.2
Bulk			2,299.4	2,557.1
Other			500.4	542.8
Total			$22,547.0	$17,818.1
By loan type:
Traditional Primary:
Fixed rate			94.9%	92.7%
Adjustable rate			5.1%	7.3%
Bulk:
Fixed rate			71.7%	64.5%
Adjustable rate			28.3%	35.5%

Balance Sheet Leverage Ratios (c):
Risk to Capital			14.7:1	9.8:1
Total Claim Resources to Risk			10.8%	12.0%

Earned premiums:
Direct	$174.2	$139.2	$647.7	$535.0
Net	$147.6	$118.0	$547.8	$453.2

Persistency:
Traditional Primary			78.3%	73.7%
Bulk			77.5%	70.5%

Delinquency ratio:
Traditional Primary			5.79%	4.22%
Bulk			9.13%	3.51%

Claims ratio	181.1%	54.4%	149.5%	46.7%
Expense ratio	16.4	20.8	16.7	21.8
Composite ratio	197.5%	75.2%	166.2%	68.5%

Paid loss ratio	55.0%	35.3%	47.5%	35.5%

Title Insurance:
Direct orders opened	70,600	86,439	287,953	344,806
Direct orders closed	47,481	60,924	210,545	263,869

Reserves to paid loss ratio (d)			6.2:1	7.0:1

Claims ratio	7.0%	6.0%	6.8%	5.9%
Expense ratio	104.5	96.8	99.7	94.3
Composite ratio	111.5%	102.8%	106.5%	100.2%

Paid loss ratio	7.8%	9.4%	7.0%	6.3%

Consolidated:
Benefits and claims ratio	76.6%	48.6%	66.9%	46.6%
Expense ratio	39.1	43.6	40.2	44.0
Composite ratio	115.7%	92.2%	107.1%	90.6%

Paid loss ratio	51.1%	40.2%	44.4%	37.1%	(b)

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Notes to Financial Tables:

(a) Per share statistics herein have been adjusted to reflect all stock dividends or splits declared through March 31, 2008.
(b) Excludes the effect of a casualty book of business acquired in the final quarter of 2006.

(c)  The Risk to Capital Ratio relates the company’s total mortgage guaranty risk in force to its adjusted statutory capital which combines the statutory capital amounts and the claim contingency reserve established to cover excessive claim costs over time. This measure does not, however, capture the value of all other amounts available to pay claims, specifically the claims and unearned premium reserves that have been set aside to provide for future claim payments. Combining these reserves with the Company’s adjusted statutory capital, and comparing the resulting total to the risk in force produces a Total Claim Resources to Risk Ratio. This last ratio is deemed similar to banking institutions’ capital to assets leverage ratio.

(d) The Title Reserves to Paid Losses Ratio represents average paid losses for the most recent five years divided into claim reserves at the end of any one year or interim period.

Safe Harbor Statement
Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements made in the Company’s reports, press releases, and conference calls following earnings releases, can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company’s future performance. With regard to Old Republic’s General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title Insurance results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers, as well as the risk management and pricing policies of government-sponsored enterprises. Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations.

A more detailed listing and discussion of the risks and other factors which affect the Company’s risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company’s 2007 Form 10-K annual report to the Securities and Exchange Commission, which Item is specifically incorporated herein by reference.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For the latest news releases and other corporate documents on Old Republic:
Please write to:
Investor Relations
Old Republic International Corporation
307 North Michigan Avenue
Chicago, IL  60601
312-346-8100
or visit us at www.oldrepublic.com